                                   Exhibit 12



                     THE STANLEY WORKS AND SUBSIDIAIRES
                  COMPUTATION OF EARNINGS TO FIXED CHARGES
                         (IN MILLIONS OF DOLLARS)


                                                     FIRST QUARTER
                                                     2001     2000
                                                    ------   ------
Earnings before income taxes                         $70.4    $73.0

Add:
     Interest expense                                  8.2      7.8
     Portion of rents representative of
        interest factor                                3.9      3.6
                                                    ------   ------
Income as adjusted                                   $82.5    $84.4
                                                    ======   ======
Fixed charges:
     Interest expense                                 $8.2     $7.8
     Portion of rents representative of
        interest factor                                3.9      3.6
                                                    ------   ------
Fixed charges                                        $12.1    $11.4
                                                    ======   ======

Ratio of earnings to fixed charges                    6.82     7.40
                                                    ======   ======





























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